EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

JURISDICTION OF
NAME	INCORPORATION
CTI Securities Corp. (100% owned subsidiary of Critical Therapeutics, Inc.)	Massachusetts